Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release
(202) 334-6645                                                                                       May 2, 2014

GRAHAM HOLDINGS COMPANY REPORTS
FIRST QUARTER EARNINGS
WASHINGTON – Graham Holdings Company (NYSE: GHC) today reported income from continuing operations attributable to common shares of $131.0 million ($17.65 per share) for the first quarter of 2014, compared to $21.7 million ($2.92 per share) for the first quarter of 2013. Net income attributable to common shares was $132.1 million ($17.79 per share) for the first quarter ended March 31, 2014, compared to $4.7 million ($0.64 per share) for the first quarter of last year. Net income includes $1.1 million ($0.14 per share) in income and $17.0 million ($2.28 per share) in losses from discontinued operations for the first quarter of 2014 and 2013, respectively. (Refer to “Discontinued Operations” discussion below.)
On April 11, 2014, the Company and Berkshire Hathaway Inc. announced that they have signed an agreement for Berkshire to acquire a wholly-owned subsidiary of the Company that includes, among other things, WPLG, the Company's Miami-based television station. The transaction is expected to close in the second or third quarter of 2014. As a result, income from continuing operations excludes WPLG, which has been reclassified to discontinued operations, net of tax, for all periods presented.
The results for the first quarter of 2014 and 2013 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $48.8 million ($6.47 per share) for the first quarter of 2014, compared to $30.8 million ($4.18 per share) for the first quarter of 2013. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the first quarter of 2014:

•	$4.5 million in early retirement program expense at the corporate office (after-tax impact of $2.9 million, or $0.39 per share);

•	$127.7 million gain on the sale of the corporate headquarters building (after-tax impact of $81.8 million, or $11.13 per share); and

•	$5.0 million in non-operating unrealized foreign currency gains (after-tax impact of $3.2 million, or $0.44 per share).
Items included in the Company’s income from continuing operations for the first quarter of 2013:

•	$9.4 million in severance and restructuring charges at the education division (after-tax impact of $6.1 million, or $0.85 per share); and

•	$4.6 million in non-operating unrealized foreign currency losses (after-tax impact of $3.0 million, or $0.41 per share).
Revenue for the first quarter of 2014 was $840.6 million, up 2% from $820.6 million in the first quarter of 2013. The Company reported operating income of $79.5 million in the first quarter of 2014, compared to $47.1 million in the first quarter of 2013. Revenues increased at the television broadcasting and cable divisions, while revenues at the education division were flat. Operating results improved in the first quarter at the television broadcasting, cable and education divisions.
Division Results
Education
Education division revenue totaled $526.2 million for the first quarter of 2014, essentially flat compared with revenue of $527.8 million for the first quarter of 2013. Kaplan reported first quarter 2014 operating income of $2.5 million, compared to an operating loss of $4.1 million in the first quarter of 2013. Operating results for the first quarter of 2013 include restructuring costs of $9.4 million.

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A summary of Kaplan’s operating results for the first quarter of 2014 compared to 2013 is as follows:

	Three Months Ended
	March 31
(in thousands)	2014	2013	% Change
Revenue
Higher education	$253,779	$271,860	(7)
Test preparation	67,804	68,943	(2)
Kaplan international	202,867	184,813	10
Kaplan corporate	2,014	2,604	(23)
Intersegment elimination	(290)	(405)	—
	$526,174	$527,815	0
Operating Income (Loss)
Higher education	$13,144	$5,101	—
Test preparation	(6,628)	(4,345)	(53)
Kaplan international	10,882	6,397	70
Kaplan corporate	(12,632)	(8,822)	(43)
Amortization of intangible assets	(2,288)	(2,518)	9
Intersegment elimination	44	131	—
	$2,522	$(4,056)	—
Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses
In 2012, KHE began implementing plans to close or merge 13 ground campuses, consolidate other facilities and reduce its workforce. In connection with these and other plans, KHE incurred $9.1 million in restructuring costs in the first quarter of 2013, including accelerated depreciation ($3.6 million), severance ($0.9 million), lease obligation losses ($3.7 million) and other items ($0.9 million). At the end of 2013, the KHE campus closures or mergers had been largely completed, though two campuses remain to be closed in the first half of 2014. In April 2014, KHE announced plans to close two additional ground campuses that will be completed by the end of 2015.
In the first quarter of 2014, KHE revenue declined 7% due largely to declines in average enrollments that reflect weaker market demand over the past year, lower average tuition and the impact of closed campuses. KHE operating income increased in the first quarter of 2014 due largely to expense reductions associated with lower enrollments and recent restructuring efforts, as well as significant restructuring costs recorded in the first quarter of 2013.
New student enrollments at KHE increased 7% in the first quarter of 2014 due to growth at Kaplan University, offset by the impact of closed campuses.
Total students at March 31, 2014, were down 2% compared to March 31, 2013, but increased 9% compared to December 31, 2013. Excluding campuses closed or planned for closure, total students at March 31, 2014, were down 1% compared to March 31, 2013, but up 10% compared to December 31, 2013. A summary of student enrollments is as follows:

				Excluding Campuses Closing
	As of			As of
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2014	2013	2013	2014	2013	2013
Kaplan University	47,109	42,816	45,788	47,109	42,816	45,788
Other Campuses	18,842	17,417	21,408	18,309	16,868	20,002
	65,951	60,233	67,196	65,418	59,684	65,790

Kaplan University and Other Campuses’ enrollments at March 31, 2014 and 2013, by degree and certificate programs, are as follows:

	As of March 31
	2014	2013
Certificate	21.6%	22.6%
Associate’s	30.6%	30.1%
Bachelor’s	32.3%	33.5%
Master’s	15.5%	13.8%
	100.0%	100.0%

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Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue declined 2% for the first quarter of 2014. Enrollment increased 2% for the first quarter of 2014 due to growth in health and bar review programs, offset by declines in graduate programs. KTP operating results declined in the first three months of 2014 due largely to decreased revenues.
Kaplan International includes English-language programs and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue increased 10% in the first quarter of 2014 due to enrollment growth in the pathways programs, English-language and Singapore higher education programs. Kaplan International operating income improved in the first quarter of 2014 due to improved earnings in the pathways and English-language programs.
Kaplan corporate represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities.
Kaplan continues to evaluate its cost structure and may develop additional restructuring plans in 2014.
Cable
Cable division revenue increased 2% in the first quarter of 2014 to $203.9 million, from $200.1 million for the first quarter of 2013. The revenue increase for the first three months of 2014 is due to growth of the division's Internet and commercial sales revenues, recent rate increases for many subscribers and a reduction in promotional discounts. The increase was partially offset by a 2% decline in total customers and a 4% decline in total PSUs, as the cable division continues to increase its focus on high-value customers and decrease its focus on marginal customers.
Cable division operating income grew 12% in the first quarter of 2014 to $41.2 million, from $36.6 million in the first quarter of 2013. The division’s operating income improved in the first three months of 2014 due to increased revenues and tight cost controls that resulted in a small reduction in overall operating costs.
At March 31, 2014, total customers were down 2% and Primary Service Units (PSUs) were down 4% due to a decline in video subscribers. A summary of PSUs and total customers is as follows:

	As of March 31
	2014	2013
Video	524,563	588,180
High-speed data	484,168	463,726
Telephony	174,876	185,717
Total Primary Service Units (PSUs)	1,183,607	1,237,623
Total Customers	714,010	732,010
Television Broadcasting
Revenue at the television broadcasting division increased 24% to $85.7 million in the first quarter of 2014, from $68.9 million in the same period of 2013; operating income for the first quarter of 2014 was up 52% to $44.4 million, from $29.1 million in the same period of 2013. The increase in revenue and operating income is due to a $3.1 million increase in political advertising revenue, $9.5 million in incremental winter Olympics-related advertising revenue at the Company's NBC affiliates and $4.7 million in increased retransmission revenues.
As discussed above, the television broadcasting operating results exclude WPLG, the Company's Miami-based television station, which has been reclassified to discontinued operations for all periods presented.
Other Businesses
Other businesses includes the operating results of The Slate Group and Foreign Policy Group, which publish online and print magazines and websites; SocialCode, a marketing solutions provider helping companies with marketing

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on social-media platforms; Celtic Healthcare, a provider of home health and hospice services; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications, acquired by the Company in August 2013; and Trove, a digital team focused on emerging technologies and new product development.
In April 2014, Celtic Healthcare acquired the assets of VNA-TIP Healthcare of Bridgeton, MO. This acquisition will expand Celtic's home health and hospice service areas from Pennsylvania and Maryland to the Missouri and Illinois region.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company's traditional defined benefit plan and certain obligations related to prior business dispositions. In the first quarter of 2014, the corporate office implemented a Separation Incentive Program that resulted in early retirement program expense of $4.5 million, which will be funded from the assets of the Company pension plan. Excluding early retirement program expense, the total pension credit for the Company's traditional defined benefit plan was $22.4 million and $9.2 million in the first quarter of 2014 and 2013, respectively.
Equity in Earnings (Losses) of Affiliates
The Company holds a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.
The Company’s equity in earnings of affiliates, net, was $4.1 million for the first quarter of 2014, compared to $3.4 million for the first quarter of 2013.
On April 1, 2014, the Company received a gross cash distribution of approximately $95 million from Classified Ventures’ sale of apartments.com. In connection with this sale, the Company will record a pre-tax gain of approximately $92 million in the second quarter of 2014.
Other Non-Operating Income (Expense)
The Company recorded total other non-operating income, net, of $133.3 million for the first quarter of 2014, compared to expense of $4.1 million for the first quarter of 2013. The first quarter 2014 non-operating income, net, included a pre-tax $127.7 million gain on the sale of the headquarters building, $5.0 million in unrealized foreign currency gains and other items. The first quarter 2013 non-operating expense, net, included $4.6 million in unrealized foreign currency losses and other items.
Net Interest Expense
The Company incurred net interest expense of $8.2 million for the first quarter of 2014, compared to $8.5 million for the first quarter of 2013. At March 31, 2014, the Company had $452.5 million in borrowings outstanding at an average interest rate of 7.0%.
Provision for Income Taxes
The effective tax rate for income from continuing operations for the first quarter of 2014 was 37.1%, compared to 41.5% for the first quarter of 2013. The higher effective tax rate in 2013 results mostly from losses in Australia for which no tax benefit is recorded.
Discontinued Operations
On April 11, 2014, the Company and Berkshire Hathaway Inc. announced that they have signed an agreement for Berkshire to acquire a wholly-owned subsidiary of the Company that includes WPLG, the Company's Miami-based television station, a number of Berkshire shares currently held by the Company and cash in exchange for approximately 1.6 million shares of Graham Holdings Class B common stock currently owned by Berkshire. The transaction is expected to close in the second or third quarter of 2014. As a result, income from continuing operations excludes WPLG, which has been reclassified to discontinued operations, net of tax, for all periods presented.
The specific number of shares of each company and the amount of cash will be determined on the closing date based on certain factors, including the market prices of the shares of both companies at that time. The transaction is subject to FCC approval and other customary conditions. In addition, there are certain termination rights relating to minimum trading prices of the stock of each company immediately prior to closing and to a minimum value of the television station for purposes of the transaction on the closing date.

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Earnings (Loss) Per Share
The calculation of diluted earnings per share for the first quarter of 2014 was based on 7,352,230 weighted average shares outstanding, compared to 7,266,284 for the first quarter of 2013. At March 31, 2014, there were 7,401,499 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 159,219 shares of Class B common stock.
Forward-Looking Statements
This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31%
(in thousands, except per share amounts)	2014	2013	Change
Operating revenues	$840,561	$820,592	2
Operating expenses	704,706	710,769	(1)
Depreciation of property, plant and equipment	53,245	58,959	(10)
Amortization of intangible assets	3,081	3,717	(17)
Operating income	79,529	47,147	69
Equity in earnings of affiliates, net	4,052	3,418	19
Interest income	599	510	17
Interest expense	(8,820)	(8,960)	(2)
Other income (expense), net	133,273	(4,083)	—
Income from continuing operations before income taxes	208,633	38,032	—
Provision for income taxes	77,400	15,800	—
Income from continuing operations	131,233	22,232	—
Income (loss) from discontinued operations, net of tax	1,072	(16,973)	—
Net income	132,305	5,259	—
Net loss (income) attributable to noncontrolling interests	219	(97)	—
Net income attributable to Graham Holdings Company	132,524	5,162	—
Redeemable preferred stock dividends	(426)	(444)	(4)
Net Income Attributable to Graham Holdings Company Common Stockholders	$132,098	$4,718	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$131,026	$21,691	—
Income (loss) from discontinued operations, net of tax	1,072	(16,973)	—
Net income	$132,098	$4,718	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$17.71	$2.92	—
Basic income (loss) per common share from discontinued operations	0.14	(2.28)	—
Basic net income per common share	$17.85	$0.64	—
Basic average number of common shares outstanding	7,275	7,227
Diluted income per common share from continuing operations	$17.65	$2.92	—
Diluted income (loss) per common share from discontinued operations	0.14	(2.28)	—
Diluted net income per common share	$17.79	$0.64	—
Diluted average number of common shares outstanding	7,352	7,266

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GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	March 31%
(in thousands)	2014	2013	Change
Operating Revenues
Education	$526,174	$527,815	0
Cable	203,921	200,138	2
Television broadcasting	85,651	68,902	24
Other businesses	24,913	23,814	5
Corporate office	—	—	—
Intersegment elimination	(98)	(77)	—
	$840,561	$820,592	2
Operating Expenses
Education	$523,652	$531,871	(2)
Cable	162,759	163,525	0
Television broadcasting	41,265	39,791	4
Other businesses	35,660	32,356	10
Corporate office	(2,206)	5,979	—
Intersegment elimination	(98)	(77)	—
	$761,032	$773,445	(2)
Operating Income (Loss)
Education	$2,522	$(4,056)	—
Cable	41,162	36,613	12
Television broadcasting	44,386	29,111	52
Other businesses	(10,747)	(8,542)	(26)
Corporate office	2,206	(5,979)	—
	$79,529	$47,147	69
Depreciation
Education	$16,444	$22,588	(27)
Cable	33,787	33,733	0
Television broadcasting	1,994	2,209	(10)
Other businesses	520	429	21
Corporate office	500	—	—
	$53,245	$58,959	(10)
Amortization of Intangible Assets
Education	$2,288	$2,518	(9)
Cable	35	50	(30)
Television broadcasting	—	—	—
Other businesses	758	1,149	(34)
Corporate office	—	—	—
	$3,081	$3,717	(17)
Pension Expense (Credit)
Education	$4,143	$4,106	1
Cable	864	882	(2)
Television broadcasting	320	1,344	(76)
Other businesses	164	116	41
Corporate office	(17,679)	(9,121)	94
	$(12,188)	$(2,673)	—

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended
	March 31%
(in thousands)	2014	2013	Change
Operating Revenues
Higher education	$253,779	$271,860	(7)
Test preparation	67,804	68,943	(2)
Kaplan international	202,867	184,813	10
Kaplan corporate	2,014	2,604	(23)
Intersegment elimination	(290)	(405)	—
	$526,174	$527,815	0
Operating Expenses
Higher education	$240,635	$266,759	(10)
Test preparation	74,432	73,288	2
Kaplan international	191,985	178,416	8
Kaplan corporate	14,646	11,426	28
Amortization of intangible assets	2,288	2,518	(9)
Intersegment elimination	(334)	(536)	—
	$523,652	$531,871	(2)
Operating Income (Loss)
Higher education	$13,144	$5,101	—
Test preparation	(6,628)	(4,345)	(53)
Kaplan international	10,882	6,397	70
Kaplan corporate	(12,632)	(8,822)	(43)
Amortization of intangible assets	(2,288)	(2,518)	9
Intersegment elimination	44	131	—
	$2,522	$(4,056)	—
Depreciation
Higher education	$7,740	$13,439	(42)
Test preparation	3,784	4,758	(20)
Kaplan international	4,708	3,996	18
Kaplan corporate	212	395	(46)
	$16,444	$22,588	(27)
Pension Expense
Higher education	$2,628	$2,807	(6)
Test preparation	722	640	13
Kaplan international	89	87	2
Kaplan corporate	704	572	23
	$4,143	$4,106	1

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the Company‘s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended
	March 31
(in thousands, except per share amounts)	2014	2013
Amounts attributable to Graham Holdings Company common stockholders
Income from continuing operations, as reported	$131,026	$21,691
Adjustments:
Early retirement, severance and restructuring charges	2,878	6,140
Sale of headquarters building	(81,836)	—
Foreign currency (gain) loss	(3,229)	2,953
Income from continuing operations, adjusted (non-GAAP)	$48,839	$30,784

Per share information attributable to Graham Holdings Company common stockholders
Diluted income per common share from continuing operations, as reported	$17.65	$2.92
Adjustments:
Early retirement, severance and restructuring charges	0.39	0.85
Sale of headquarters building	(11.13)	—
Foreign currency (gain) loss	(0.44)	0.41
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$6.47	$4.18

The adjusted diluted per share amounts may not compute due to rounding.

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